Exhibit 8.1

LUSE GORMAN POMERENK & SCHICK

A PROFESSIONAL CORPORATION

Attorneys at Law

5335 WISCONSIN AVENUE, N.W., SUITE 780

Washington, D.C. 20015

TELEPHONE (202) 274-2000

Facsimile (202) 362-2902

www.luselaw.com

writer’s direct dial number

(202) 274-2000

, 2012

Boards of Directors

WBSB Bancorp, MHC

WBSB Bancorp, Inc.

Westbury Bancorp, Inc.

Westbury Bank

Ladies and Gentlemen:

You have requested this firm’s opinion regarding the material federal income tax consequences that will result from the conversion of WBSB Bancorp, MHC, a federal mutual holding company (the “Mutual Holding Company”) into the capital stock form of organization (the “Conversion”), pursuant to the Plan of Conversion and Reorganization of WBSB Bancorp, MHC, dated September 5, 2012 (the “Plan”) and the integrated transactions described below.

In rendering our opinion, we have made such investigations as we have deemed relevant or necessary for the purpose of this opinion. In our examination, we have assumed the authenticity of original documents, the accuracy of copies and the genuineness of signatures.  We have further assumed the absence of adverse facts not apparent from the face of the instruments and documents we examined and we have relied upon the accuracy of the factual matters set forth in the Plan and the Registration Statement filed by Westbury Bancorp, Inc., a Maryland stock corporation (the “Holding Company”) with the Securities and Exchange Commission (“SEC”) under the Securities Act of 1933, as amended, and the Application for Conversion on Form AC filed by the Mutual Holding Company with the Board of Governors of the Federal Reserve System (the “FRB”).  In addition, we are relying on a letter from RP Financial, LC. to you, dated                        , 2012, stating its belief as to certain valuation matters described below.  Capitalized terms used but not defined herein shall have the same meaning as set forth in the Plan.  Furthermore, we assume that each of the parties to the Conversion will comply with all reporting obligations with respect to the Conversion required under the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder (the “Treasury Regulations”).

Our opinion is based upon the existing provisions of the Code, and the Treasury Regulations, and upon current Internal Revenue Service (“IRS”) published rulings and existing court decisions (collectively, the “Current Tax Law”), any of which could be changed at any time.  Any such changes may be retroactive and could significantly modify the statements and opinions expressed herein.  Similarly, any change in the facts and assumptions stated below, upon which this opinion is based, could modify the conclusions herein.  This opinion is as of the date hereof, and as of the effective date of the Registration Statement filed by the Holding Company with the SEC, assuming there is no change in the Current Tax Law or in any of the facts and assumptions set forth in this opinion.  We assume no obligation to advise you of any change in any matter considered herein after the date hereof.

We opine only as to the matters we expressly set forth herein, and no opinions should be inferred as to any other matters or as to the tax treatment of the transactions that we do not specifically address.  We express no opinion as to other federal laws and regulations, or as to laws and regulations of other jurisdictions, or as to factual or legal matters other than as set forth herein.

For purposes of this opinion, we are relying on the representations as to factual matters provided to us by the Mutual Holding Company, Westbury Bank, WBSB Bancorp, Inc. and the Holding Company, as set forth in the certificates for each of those aforementioned entities and signed by authorized officers of each of the aforementioned entities, incorporated herein by reference.

Description of Proposed Transactions

Based upon our review of the documents described above, and in reliance upon such documents, we understand that the relevant facts are as follows.  Westbury Bank (the “Bank”) is a federally-chartered savings bank headquartered in West Bend, Wisconsin.  Westbury Bank was organized as a state-chartered mutual savings and loan association in 1926 under the name West Bend Savings and Loan Association.  In 1993, West Bend Savings and Loan Association converted to a state-chartered savings bank and changed its name to West Bend Savings Bank.  West Bend Savings Bank reorganized into the mutual holding company structure in 2001 by forming WBSB Bancorp, MHC, a federally chartered mutual holding company, and converting West Bend Savings Bank to a federally-chartered savings bank.  WBSB Bancorp, MHC owns 100% of the outstanding shares of common stock of WBSB Bancorp, Inc., a federal corporation, which in turn owns 100% of the outstanding shares of common stock of Westbury Bank.

The Boards of Directors of the Mutual Holding Company, WBSB Bancorp, Inc. (the “Mid-Tier Holding Company”), and the Bank adopted the Plan providing for the Conversion of the Mutual Holding Company from a federally chartered mutual holding company to the capital stock form of organization.  As part of the Conversion, the Holding Company will succeed to all the rights and obligations of the Mutual Holding Company and the Mid-Tier Holding Company and will offer shares of Holding Company Common Stock to depositors and members of the general public in the Offering.

Pursuant to the Plan, the Conversion will be effected as follows and in such order as is necessary to consummate the Conversion:

(1)         The Mid-Tier Holding Company will organize the Holding Company as a Maryland-chartered stock holding company subsidiary.

(2)         The Mutual Holding Company will merge with and into the Mid-Tier Holding Company with the Mid-Tier Holding Company as the resulting entity (the “MHC Merger”) whereby the shares of Mid-Tier Holding Company held by the Mutual Holding Company will be cancelled and the members of the Mutual Holding Company will constructively receive liquidation interests in the Mid-Tier Holding Company in exchange for their ownership interests in the Mutual Holding Company.

(3)         Immediately after the MHC Merger, the Mid-Tier Holding Company will merge with the Holding Company (the “Mid-Tier Merger”), with the Holding Company as the resulting entity and the Bank becoming the wholly-owned subsidiary of the Holding Company.  As part of the Mid-Tier Merger, the liquidation interests in Mid-Tier Holding Company constructively received by the members of Mutual Holding Company will automatically, without further action on the part of the holders thereof, be exchanged for an interest in the Liquidation Account.

(4)         Immediately after the Mid-Tier Merger, the Holding Company will offer for sale Holding Company Common Stock in the Offering.

(5)         The Holding Company will contribute at least 50% of the net proceeds of the Offering to the Bank in constructive exchange for additional shares of common stock of the Bank and the Bank Liquidation Account.

Following the Conversion, a Liquidation Account will be maintained by the Holding Company for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders who continue to maintain their deposit accounts with the Bank.  Pursuant to Section 19 of the Plan, the Liquidation Account will be equal to the Mutual Holding Company’s total equity as reflected in the latest statement of financial condition contained in the final Prospectus used in the offering.  In turn, the Holding Company will hold the Bank Liquidation Account.  The terms of the Liquidation Account and Bank Liquidation Account, which supports the payment of the Liquidation Account in the event the Holding Company lacks sufficient net assets, are described in Section 19 of the Plan.

As a result of the Conversion and Offering, the Holding Company will be a publicly held corporation, will have registered the Holding Company Common Stock under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and will become subject to the rules and regulations thereunder and file periodic reports and proxy statements with the SEC.  The Bank will become a wholly owned subsidiary of the Holding Company and will continue to carry on its business and activities as conducted immediately prior to the Conversion.

The stockholders of the Holding Company will be those persons who purchase shares of Holding Company Common Stock in the Offering.  Nontransferable rights to subscribe for the Holding Company Common Stock have been granted, in order of priority, to Eligible Account Holders, the Bank’s tax-qualified employee plans (“Employee Plans”), Supplemental Eligible Account Holders, and depositors of the Bank as of the Voting Record Date (“Other Members”).  Subscription rights are nontransferable.  The Holding Company will also offer shares of Holding Company Common Stock not subscribed for in the Subscription Offering, if any, for sale in a Community Offering or Syndicated Community Offering to certain members of the general public.

Opinions

Based on the foregoing description of the Conversion, including the MHC Merger, and the Mid-Tier Merger, and subject to the qualifications and limitations set forth in this letter, we are of the opinion that:

1.                      The MHC Merger will qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(A) of the Code.  (Section 368(a)(l)(A) of the Code.)

2.                      The constructive exchange of the Eligible Account Holders’ and Supplemental Eligible Account Holders’ liquidation interests in the Mutual Holding Company for liquidation interests in the Mid-Tier Holding Company in the MHC Merger will satisfy the continuity of interest requirement of Section 1.368-1(b) of the Income Tax Regulations.  (cf. Rev. Rul. 69-3, 1969-1 C.B. 103, and Rev. Rul. 69-646, 1969-2 C.B. 54.)

3.                      No gain or loss will be recognized by the Mutual Holding Company on the transfer of its assets to the Mid-Tier Holding Company and the Mid-Tier Holding Company’s assumption of its liabilities, if any, in constructive exchange for liquidation interests in the Mid-Tier Holding Company or on the constructive distribution of such liquidation interests to members of the Mutual Holding Company.  (Section 361(a), 361(c) and 357(a) of the Code.)

4.                      No gain or loss will be recognized by the Mid-Tier Holding Company upon the receipt of the assets of the Mutual Holding Company in the MHC Merger in exchange for the constructive transfer of liquidation interests in the Mid-Tier Holding Company to the members of the Mutual Holding Company.  (Section 1032(a) of the Code.)

5.                      Persons who have liquidation interests in the Mutual Holding Company will recognize no gain or loss upon the constructive receipt of liquidation interests in the Mid-Tier Holding Company in exchange for their liquidation interests in the Mutual Holding Company.  (Section 354(a) of the Code.)

6.                      The basis of the assets of Mutual Holding Company (other than stock in the Mid-Tier Holding Company) to be received by the Mid-Tier Holding Company will be the same as the basis of such assets in the Mutual Holding Company immediately prior to the transfer.  (Section 362(b) of the Code.)

7.                      The holding period of the assets of the Mutual Holding Company transferred to the Mid-Tier Holding Company will include the holding period of those assets of the Mutual Holding Company.  (Section 1223(2) of the Code.)

8.                      The Mid-Tier Merger will constitute a mere change in identity, form or place of organization within the meaning of Section 368(a)(1)(F) of the Code and therefore will qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(F) of the Code.  (Section 368(a)(1)(F) of the Code.)

9.                      The Mid-Tier Holding Company will not recognize any gain or loss on the transfer of its assets to the Holding Company and the Holding Company’s assumption of its liabilities in exchange for interests in the Liquidation Accounts for the Eligible Account Holders and Supplemental Eligible Account Holders.  (Sections 361(a), 361(c) and 357(a) of the Code.)

10.               No gain or loss will be recognized by the Holding Company upon the receipt of the assets of the Mid-Tier Holding Company in the Mid-Tier Merger.  (Section 1032(a) of the Code.)

11.               The basis of the assets of the Mid-Tier Holding Company to be received by the Holding Company will be the same as the basis of such assets in the Mid-Tier Holding Company immediately prior to the transfer.  (Section 362(b) of the Code.)

12.               Eligible Account Holders and Supplemental Eligible Account Holders will not recognize any gain or loss upon their constructive exchange of their liquidation interests in the Mid-Tier Holding Company for the Liquidation Accounts in the Holding Company.  (Section 354 of the Code.)

13.               The constructive exchange of the Eligible Account Holders’ and Supplemental Eligible Account Holders’ liquidation interests in the Mid-Tier Holding Company for interests in a Liquidation Account established in the Holding Company will satisfy the continuity of interest requirement of Section 1.368-1(b) of the Income Tax Regulations (cf. Rev. Rul. 69-3, 1969-1 C.B. 103, and Rev. Rul. 69-646, 1969-2 C.B. 54).

14.               It is more likely than not that the fair market value of the nontransferable subscription rights to purchase Holding Company Common Stock is zero.  Accordingly, it is more likely than not that no gain or loss will be recognized by Eligible Account Holders, Supplemental Eligible Account Holders and Other Members upon distribution to them of nontransferable subscription rights to purchase shares of Holding Company Common Stock.  (Section 356(a) of the Code.)  Eligible Account Holders, Supplemental Eligible Account Holders and Other Members will not realize any taxable income as the result of the exercise by them of the nontransferable subscriptions rights.  (Rev. Rul. 56-572, 1956-2 C.B. 182.)

15.               It is more likely than not that the fair market value of the benefit provided by the Bank Liquidation Account supporting the payment of the Liquidation Account in the event the Holding Company lacks sufficient net assets is zero.  Accordingly, it is more likely than not that no gain or loss will be recognized by Eligible Account Holders and Supplemental Eligible Account Holders upon the constructive distribution to them of such rights in the Bank Liquidation Account as of the effective date of the Mid-Tier Merger.  (Section 356(a) of the Code.)

16.               It is more likely than not that the basis of the Holding Company Common Stock purchased in the Offering by the exercise of the nontransferable subscription rights will be the purchase price thereof.  (Section 1012 of the Code.)

17.               The holding period of the Holding Company Common Stock purchased pursuant to the exercise of subscriptions rights shall commence on the date on which the right to acquire such stock was exercised.  (Section 1223(5) of the Code.)

18.               No gain or loss will be recognized by Holding Company on the receipt of money in exchange for Holding Company Common Stock sold in the Offering.  (Section 1032 of the Code.)

Our opinions under paragraphs 14 and 16 are based on the position that the subscription rights to purchase shares of Holding Company Common Stock received by Eligible Account

Holders, Supplemental Eligible Account Holders and Other Members have a fair market value of zero.  We understand that the subscription rights will be granted at no cost to the recipients, will be legally nontransferable and of short duration, and will provide the recipient with the right only to purchase shares of Holding Company Common Stock at the same price to be paid by members of the general public in any Community Offering. We also note that the IRS has not in the past concluded that subscription rights have value.  In addition, we are relying on a letter from RP Financial, LC. to you stating its belief that subscription rights do not have any economic value at the time of distribution or at the time the rights are exercised in the subscription offering.  Based on the foregoing, we believe it is more likely than not that the nontransferable subscription rights to purchase Holding Company Common Stock have no value.

If the subscription rights are subsequently found to have an economic value, income may be recognized by various recipients of the subscription rights (in certain cases, whether or not the rights are exercised) and the Holding Company and/or the Bank may be taxable on the distribution of the subscription rights.

Our opinion under paragraph 15 above is based on the position that the benefit provided by the Bank Liquidation Account supporting the payment of the Liquidation Account in the event the Holding Company lacks sufficient net assets has a fair market value of zero.  We understand that:  (i) there is no history of any holder of a liquidation account receiving any payment attributable to a liquidation account; (ii) the interests in the Liquidation Account and Bank Liquidation Account are not transferable; (iii) the amounts due under the Liquidation Account with respect to each Eligible Account Holder and Supplemental Eligible Account Holder will be reduced as their deposits in the Bank are reduced as described in the Plan; and (iv) the Bank Liquidation Account payment obligation arises only if the Holding Company lacks sufficient net assets to fund the Liquidation Account.  We also note that the U.S. Supreme Court in Paulsen v. Commissioner, 469 U.S. 131 (1985) stated the following:

The right to participate in the net proceeds of a solvent liquidation is also not a significant part of the value of the shares.  Referring to the possibility of a solvent liquidation of a mutual savings association, this Court observed:  “It stretches the imagination very far to attribute any real value to such a remote contingency, and when coupled with the fact that it represents nothing which the depositor can readily transfer, any theoretical value reduces almost to the vanishing point.”  Society for the Savings v. Bowers, 349 U.S. 143, 150 (1955).

In addition, we are relying on a letter from RP Financial, LC. to you dated April 30, 2012, stating its belief that the benefit provided by the Bank Liquidation Account supporting the payment of the Liquidation Account in the event the Holding Company lacks sufficient net assets does not have any economic value at the time of the Conversion.  Based on the foregoing, we believe it is more likely than not that such rights in the Bank Liquidation Account have no value.

If such rights in the Bank Liquidation Account are subsequently found to have an economic value, income may be recognized by each Eligible Account Holder and Supplemental Eligible Account Holder in the amount of the fair market value of their interest in the Bank Liquidation Account as of the effective date of the Conversion.

CONSENT

We hereby consent to the filing of the opinion as an exhibit to the Mutual Holding Company’s Application for Conversion filed with the FRB and to the Holding Company’s Registration Statement on Form S-1 as filed with the SEC.  We also consent to the references to our firm in the Prospectus contained in the Application for Conversion and Form S-1 under the captions “The Conversion and Plan of Distribution—Material Income Tax Consequences” and “Legal and Tax Matters.”  We further consent to the use of this opinion by McGladrey LLP who may rely on it for the sole purpose of rendering their opinion to the Bank with respect to the state tax consequences of the transactions set forth herein.

Very truly yours,

Luse Gorman Pomerenk & Schick, P.C.
A Professional Corporation